                                                                Exhibit 99.3

             UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

     The following unaudited pro forma condensed combined financial information for eToys consists of the Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended March 31, 1999, and the Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 1999.

     On April 18, 1998, eToys entered into a merger agreement to acquire BabyCenter in exchange for 18,720,000 shares of eToys' common stock. The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended March 31, 1999 gives effect to the BabyCenter acquisition as if it had taken place on April 1, 1998. The Unaudited Pro Forma Condensed Combined Balance Sheet gives effect to the BabyCenter acquisition as if it had taken place on March 31, 1999.

     The Unaudited Pro Forma Condensed Combined Statement of Operations combines eToys' historical results of operations for the year ended March 31, 1999 with BabyCenter's historical results for the year ended March 31, 1999. The pro forma financial information is not necessarily indicative of what the actual financial results would have been had the transaction taken place on April 1, 1998 or March 31, 1999 and does not purport to indicate the results of future operations.

     The BabyCenter acquisition will be accounted for using the purchase method of accounting. The pro forma financial information has been prepared on the basis of assumptions described in the notes.

     The pro forma financial information should be read in conjunction with the related notes included in this document and the audited financial statements and notes of eToys, and the audited financial statements and notes of BabyCenter, included elsewhere in this Form 8-K.


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

     Unaudited Pro Forma Condensed Combined Statement of Operations For the Year Ended March 31, 1999 (Amounts in thousands, except per share data)


                                                                                                   PRO FORMA
                                                                     ETOYS         BABYCENTER      ADJUSTMENTS        TOTAL
                                                                     -----         -----------     -----------        -----
Net sales......................................................     $29,959           $4,768              $--        $34,727
Cost of sales..................................................      24,246              981               --          25,227
Gross profit...................................................       5,713            3,787               --          9,500
Operating expenses
   Marketing and sales.........................................      20,719            2,461               --         23,180
   Product development.........................................       3,608            3,752               --          7,360
   General and administrative..................................      10,166            2,375          3,864(5)        16,405
   Goodwill amortization.......................................         319               --         36,136(6)        36,455
                                                                     34,812            8,588           40,000         83,400
Operating loss.................................................     (29,099)          (4,801)         (40,000)       (73,900)
Other income:
   Interest income.............................................         589              280               --            869
   Interest expense............................................         (47)             (24)              --            (71)
Loss before provision for taxes................................     (28,557)          (4,545)         (40,000)       (73,102)
Provision for taxes............................................           1               --               --              1
Net loss.......................................................    $(28,558)         $(4,545)        $(40,000)      $(73,103)

Basic net loss per equivalent share............................      $(0.85)                                          $(1.46)
   Pro forma for conversion of preferred stock basic net
       loss per equivalent share...............................      $(0.35)                                          $(0.74)

Shares used to compute basic net loss per equivalent share.....      33,428                            16,709         50,137

Shares used to compute pro forma for conversion
   of preferred stock basic net loss per equivalent share......      81,923                            16,709         98,632


     See notes to unaudited pro forma condensed combined financial information.


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

     Unaudited Pro Forma Condensed Combined Balance Sheet As of March 31, 1999 (Amount in thousands)


                                                                                                     PRO FORMA
                                                                           ETOYS    BABYCENTER      ADJUSTMENTS      TOTAL
                                                                           -----    ----------      -----------      -----
ASSETS
Current assets:
   Cash and cash equivalents...........................................   $20,173       $9,000           $--        $29,173
   Inventories.........................................................     5,067          201            --          5,268
   Prepaid expenses and other current assets...........................     1,577          750            --          2,327
Total current assets...................................................    26,817        9,951            --         36,768
Property and equipment.................................................     2,505        1,582            --          4,087
Accumulated depreciation and amortization..............................      (369)        (278)           --           (647)
                                                                            2,136        1,304            --          3,440
Goodwill (net of accumulated amortization).............................       637           --       180,678 (2)    181,315
Other assets...........................................................     1,076           40            --          1,116
Total assets...........................................................   $30,666      $11,295      $180,678       $222,639

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
   Accounts payable....................................................    $4,236         $693           $--         $4,929
   Deferred revenues...................................................        --          713            --            713
   Accrued expenses....................................................       760          723            --          1,483
Total current liabilities..............................................     4,996        2,129            --          7,125
Long-term capital lease obligations....................................       477          564            --          1,041
Redeemable convertible preferred stock.................................    49,291           --            --         49,291
Stockholders' equity (deficit).........................................   (24,098)       8,602      $(15,457)(3)    165,182
                                                                                                     196,135 (4)
Total liabilities and stockholders' equity (deficit)...................   $30,666      $11,295      $180,678       $222,639


      See notes to unaudited pro forma condensed combined financial information.


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

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL INFORMATION

     The pro forma information gives effect to eToys' acquisition of BabyCenter through a merger and exchange of shares. The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended March 31, 1999 reflects this transaction as if it had taken place on April 1, 1998. The Unaudited Pro Forma Condensed Combined Balance Sheet reflects this transaction as if it had taken place on March 31, 1999.

     The BabyCenter acquisition will be accounted for using the purchase method of accounting. The pro forma financial information has been prepared on the basis of assumptions described in the following notes and include assumptions relating to the allocation of the consideration paid for the assets and liabilities of BabyCenter based on preliminary estimates of their fair value. The actual allocation of such consideration may differ from that reflected in the pro forma financial information after valuations and other procedures to be performed after the closing of the BabyCenter acquisition. eToys does not expect that the final allocation of the purchase price will differ materially from the preliminary allocations. In the opinion of eToys' management, all adjustments necessary to present fairly such pro forma financial information have been based on the proposed terms and structure of the BabyCenter merger.

     The pro forma financial information is not necessarily indicative of what the actual financial results would have been had this transaction taken place on April 1, 1998 or March 31, 1999 and does not purport to indicate the results of future operations.

     The pro forma financial information gives effect to the following pro forma adjustments:

     1. In accordance with the reorganization agreement for the BabyCenter merger:

     The BabyCenter merger will be accounted for using the purchase method of accounting. The purchase price was based on $11.00 per share, which is the mid-point of eToys' filing range at the announcement of the BabyCenter merger.

     The purchase price was determined as follows:


                                                 BABYCENTER                           FAIR VALUE
                                                   SHARES        ETOYS SHARES       (IN THOUSANDS)
                                                   ------        ------------       --------------
Shares......................................      7,335,026       16,708,886           $183,798
Vested stock options........................        222,958          507,889              5,482
Unvested stock options......................        659,900        1,503,225             15,457
   Totals...................................      8,217,884       18,720,000           $204,737



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

    The BabyCenter shares were first converted to eToys equivalent shares by taking the number of BabyCenter shares multiplied by the exchange ratio of approximately 2.28 eToys shares for each BabyCenter share.

    The fair value of "shares" was calculated by taking the fair value of the stock ($11.00 per share) times the number of eToys shares to be exchanged.

    With respect to stock options exchanged as part of the BabyCenter merger, all vested and unvested BabyCenter options exchanged for eToys options are included as part of the purchase price based on their fair value.

    The fair value of the stock was calculated by taking the vested and unvested options to purchase eToys shares (2,011,114 options) times the fair value of the stock ($11.00 per share) less the proceeds which will be received from the optionholders upon exercise.

    The pro forma financial information has been prepared on the basis of assumptions described in these notes and include assumptions relating to the allocation of the consideration paid for the assets and liabilities of BabyCenter based on preliminary estimates of their fair value. The actual allocation of such consideration may differ from that reflected in the pro forma financial information after valuations and other procedures to be performed after the closing of the BabyCenter acquisition. Below is a table of the estimated acquisition cost, purchase price allocation and annual amortization of the intangible assets acquired (in thousands):


                                                                                            ANNUAL
                                                                        AMORTIZATION    AMORTIZATION OF
                                                                            LIFE         INTANGIBLES
                                                                            ----         -----------
ESTIMATED ACQUISITION COST:
   Estimated purchase price............................       $204,737

PURCHASE PRICE ALLOCATION:
   Estimated fair value of net tangible assets of
      BabyCenter at March 31, 1999.....................         $8,602
   Deferred compensation on unvested stock options
      assumed..........................................         15,457        4            $3,864
   Intangible assets acquired :
   Goodwill............................................        180,678        5            36,136
                                                              $204,737

     Tangible assets of BabyCenter acquired in the BabyCenter merger principally include cash, and fixed assets. Liabilities of BabyCenter assumed in the BabyCenter merger principally include accounts payable, accrued payroll and other current liabilities.

     2. The pro forma adjustment is for goodwill allocation of $180.7 million.


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

     3. The pro forma adjustment is for deferred stock compensation associated with the unvested BabyCenter stock options to acquire approximately 1,503,225 shares of common stock to be assumed by eToys.

     4. The pro forma adjustment to "stockholders' equity" reflects the elimination of BabyCenter's stockholders' equity ($8.6 million) and the impact of the issuance of eToys' common stock ($204.7 million) in connection with the BabyCenter merger.

     5. The pro forma adjustment is for amortization of deferred stock compensation associated with the unvested BabyCenter stock options assumed by eToys over the remaining vesting period.

     6. The pro forma adjustment is for amortization of goodwill.



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